Exhibit 2.4

VOID AFTER 4:30 P.M. (VANCOUVER TIME) ON MARCH 28, 2005

GREAT PANTHER RESOURCES LIMITED

SERIES D SHARE PURCHASE WARRANTS
(Non-Transferable)

Warrant to Purchase
Certificate No. WD-«Warrant_Number» «	Number_of_Warrants» Common Shares

THIS IS TO CERTIFY THAT, for value received, «Registration», the holder (“Holder”) of the share purchase warrants (“Warrants”) represented by this Certificate is entitled to purchase fully paid and non-assessable common shares (“Shares”) in the capital of GREAT PANTHER RESOURCES LIMITED (“Company”). One Warrant and $0.62 entitles the holder to purchase one Share if exercised on or before March 28, 2005. (“Expiry Date”), on the terms and conditions of this Certificate.

1.	Exercise of Warrants — The Warrants may only be exercised by the Holder, in whole or in part, by:

(a)	properly completing and signing the Subscription Form below;

(b)	delivering and surrendering this Certificate with the Subscription Form completed to COMPUTERSHARE TRUST COMPANY OF CANADA (“Transfer Agent”), at 510 Burrard Street, Vancouver, British Columbia V6C 3B9 during its normal business hours; and

(c)	concurrently delivering to the Transfer Agent a certified cheque or bank draft, made payable to the Company, in the amount due to the Company for the number of Shares to be purchased, on or before the Expiry Date.

2.	Delivery of Shares — If the Warrants are exercised in accordance with the terms of this Certificate, then:

(a)	the Company will issue to the Holder as of the date of delivery of the Subscription Form and payment for the Shares, in the name of the Holder only, the number of Shares for which payment is made; and

(b)	the Company, within a reasonable time, will mail to the Holder a certificate or certificates for such Shares at the address specified in the Subscription Form.

3.	Shares to be Fully Paid — The Company will issue the Shares referred to in Section 2 as fully paid, non-assessable and free from all liens, charges and encumbrances.

4.	Company to Reserve Shares — At all times before the Expiry Date, the Company will maintain sufficient authorized capital to provide for the full exercise of the Warrants.

5.	Partial Exercise — If the Holder, at any time prior to the close of business of the Transfer Agent on the Expiry Date, subscribes for a lesser number of Shares than the number which may be purchased under the Warrants, then, on surrender of this Certificate to the Transfer Agent, the Company will issue to the Holder a further warrant certificate, on the same terms and conditions as this Certificate, in respect of the balance of the Shares under the Warrants not then subscribed for.

6.	Exchange of Certificate — The Holder may, at any time prior to the close of business of the Transfer Agent on the Expiry Date, by surrendering this Certificate to the Transfer Agent and upon payment of such administrative charges as the Transfer Agent may make, exchange this Certificate for other warrant certificates containing the same terms and conditions as this Certificate entitling the Holder to subscribe in the aggregate for the same number of Shares as may be purchased under the Warrants.

7.	Adjustment of Terms on Capital Alterations — If before the Expiry Date the Company subdivides, consolidates or reclassifies the common shares in its capital, or in the event of payment of stock dividends or an amalgamation of the Company, then the number, price and class of the Shares which may be purchased under the Warrants will be adjusted so that the Holder may buy the same portion of the equity capital of the Company at the same total price after the occurrence of such event as the Holder would have been able to buy before the occurrence of such event. In case of any disagreement on the number of new shares to which the Holder is entitled, the decision of the auditor of the Company will be binding on the Company and the Holder.

8.	Holder Not a Shareholder — The holding of the Warrants does not constitute the Holder a shareholder of the Company and does not entitle the Holder to any rights as a shareholder, including, without limitation, voting rights.

9.	Hold Period — If, at the time of exercise of the Warrants, there remain restrictions on resale under applicable stock exchange policy and securities legislation on the Shares acquired, the Company may, if required, endorse the certificates representing such Shares with respect to such resale restrictions, including the following:

Without prior written approval of the Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until July 30, 2004.

Unless permitted under securities legislation, the Holder of the securities shall not trade the securities represented by this Certificate before July 30, 2004.

10.     Non-Transferable — This Warrant Certificate and all rights under the Warrants are non-transferable.

11.     Void After Expiry Date — Nothing in the Warrants will entitle the Holder to purchase any shares of the Company after the close of business of the Transfer Agent on the Expiry Date, after which time the Warrants, and all rights under them, will be void and of no value.

12.     Time — Time is of the essence of the Warrant Certificate.

DATED March 29, 2004

GREAT PANTHER RESOURCES LIMITED

By: ____________________________________

Authorized Signatory

SUBSCRIPTION FORM

The undersigned hereby subscribes for the number of common shares indicated below pursuant to the terms of the Warrants and encloses full payment of the purchase price for that number of shares.

Name and Address Enclosed	Number of Shares	Payment

«Registration»

DATED

_________________________
Authorized Signatory